Exhibit 10.9

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 4 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of November 14, 2022 by and between GRIFFON CORPORATION, a Delaware corporation (hereinafter “Griffon”) and Ronald J. Kramer (hereinafter “Kramer”).
WITNESSETH:
WHEREAS, Griffon and the Executive entered into that certain Employment Agreement, dated as of March 16, 2008, as previously amended (hereinafter, collectively, the “Employment Agreement”).
NOW, THEREFORE, the parties hereto agree to amend the Employment Agreement as follows, effective as of the date hereof.
1.Clause (iii) of Section 1(j) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(iii)    a reduction by Griffon in Kramer’s Base Salary, target annual bonus amount or target long-term bonus amount;”
2.Clause (iii) of Section 9(f) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(iii)     for the period commencing on the date of Kramer’s termination of employment and continuing until December 31 of the second calendar year following the calendar year in which Kramer’s employment terminates (the “Continuation Period”), either (x) subject to Kramer making a timely election and continued eligibility to elect benefits under COBRA and Kramer’s continued payment of premiums at active employee rates, continued medical and other group health coverage for Kramer and his eligible dependents under Griffon’s medical and group health plans (which expressly include Griffon’s Group Health Plan, the ArmadaCare Ultimate Health Plan and the Supplemental Health Benefits Plan for Senior Executives) or (y) if Griffon determines in its sole discretion that any such coverage cannot be provided under the governing plan documents or that providing such coverage would result in a fine, penalty or other violation of law, monthly payments equal to the premium amounts (including both employer and employee portions) or other claims paid by Griffon under such coverages; provided, however, that in the event that any such coverage is discontinued following a Change in Control or Griffon or any successor otherwise fails to provide Kramer access to such coverage following a Change in Control, Griffon shall either provide equivalent coverage, provide Kramer an amount in cash to procure equivalent coverage on an individual basis or otherwise continue to pay applicable claims that would have been reimbursed under such coverage.”

3.Section 11(b) of the Employment Agreement shall be deleted and replaced with the following:

TAX.12720691.2

“Kramer and Griffon hereby agree that the calculation of any reduction in payments contemplated by this Section 11 and any tax withholding due in connection with any Excise Tax shall be made by Golden Parachute Tax Solutions LLC (or another nationally recognized certified public accounting or professional firm that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code, selected by Griffon and consented to by Kramer, such consent not to be unreasonably withheld or delayed) (the “Calculating Firm”) and the determination of any such reduction in payments or Excise Tax withholding shall be conclusive and binding on Kramer absent manifest error. All fees and expenses of the Calculating Firm shall be borne solely by Griffon. Prior to any reduction in payments contemplated by this Section 11, Griffon shall provide Kramer with a report setting forth its calculations and the amount of such reduction, along with adequate supporting information.”
4.The parties hereby agree that except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed. This Amendment shall be construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law). This Amendment may be executed in one or more counterparts (including by facsimile, “portable document format,” or other electronic means) each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

GRIFFON CORPORATION

By: /s/ Seth L. Kaplan_________
Name: Seth L. Kaplan
Title: Senior Vice President

___/s/ Ronald J. Kramer_________
Ronald J. Kramer
2

TAX.12720691.2